Exhibit 99.1

PRESS RELEASE

ASPEN NAMES SCOTT KIRK CHIEF FINANCIAL OFFICER

Hamilton, Bermuda – December 5, 2014 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today that Scott Kirk has been promoted to the position of Group Chief Financial Officer of the Company, effective immediately. His appointment is subject to receipt of customary regulatory approvals. Scott Kirk succeeds John Worth, who will be leaving Aspen.

Aspen’s Chief Executive Officer, Chris O’Kane, said: “I’m pleased to announce Scott’s promotion to the position of Group CFO. Over the course of the seven years that Scott has been at Aspen, he has proven to be a highly talented strategic thinker and key financial leader, both in his Group roles as Group Financial Controller and Group Head of Finance, and most recently as CFO of Aspen’s insurance business. As CFO of Aspen Insurance, he has played an integral role in a number of value-creating initiatives, including the successful growth of Aspen’s U.S. Insurance operation. We are excited that Scott is taking on this new role at Aspen.

“Aspen continues to perform well and we remain on track to achieve an operating return on equity comfortably in excess of 10% in 2014, assuming normal loss experience, as well as our longer-term outlook of operating return on equity of 11% in 2015 and between 11% and 12% in 2016 (1). Scott is a strong financial leader and will play a key role as we continue to execute on our strategic plan and build value for shareholders.”

Chris O’Kane added: “John Worth has made a valuable contribution to Aspen and in particular strengthened the operational side of our Finance function and enhanced our expense discipline. We would like to thank him for what he has done for Aspen and we wish him all the best in his future endeavors.”

- Ends -

Notes to Editors:

About Scott Kirk
Scott Kirk joined Aspen as the Group Financial Controller in 2007 and then assumed the role of Group Head of Finance in 2009, until becoming the CFO of Aspen's insurance business, Aspen Insurance, in 2011. Before joining Aspen, Scott spent seven years in senior finance positions in various insurance companies. He started his career as an auditor at KPMG, Brisbane, and is a member of the Institute of Chartered Accountants in both England and Wales and Australia.

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United

Kingdom and the United States. For the year ended December 31, 2013, Aspen reported $10.2 billion in total assets, $4.7 billion in gross reserves, $3.3 billion in shareholders' equity, and $2.6 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of "A" ("Strong") by Standard & Poor's, an "A" ("Excellent") by A.M. Best and an "A2" ("Good") by Moody's.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking" statements regarding future results and events, including, without limitation, statements regarding the appointment of personnel and achievement of Aspen’s business plans and strategies. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities and Exchange Commission on February 20, 2014. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

(1)The outlook for 2015 and 2016 assumes normal loss experience and the current insurance rate environment. Our outlook in 2015 and 2016 in particular is necessarily subject to heightened sensitivity in relation to assumptions which are likely to be the subject of future change, amendment, update and review, as necessary. For example, our assumptions for rising interest rates in 2015 and 2016 are subject to and dependent upon the anticipated and actual monetary policy decisions taken by the central banks in the jurisdictions in which we operate. Our assumptions are also based on the retention of our senior underwriters and client relationships. In addition, the models underlying our normal loss experience assumptions will produce different illustrative loss patterns if the modeling assumptions are changed. While recent decreases in pricing in certain business lines, if sustained, are expected to have an adverse effect on operating return on equity, Aspen continues to identify actions in each of its three operating return on equity levers - optimization of the business portfolio, capital efficiency and enhancing investment returns - to help mitigate the impact of pricing declines on operating return on equity.

For further information:

Please visit www.aspen.co or contact:

Investors
Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen
Kerry.Calaiaro@aspen.co
+1 (646) 502 1076
Kathleen de Guzman, Vice President, Investor Relations, Aspen
Kathleen.Deguzman@aspen.co
+1 (646) 289 4912
Media
Steve Colton, Head of Communications, Aspen
Steve.Colton@aspen.co
+44 20 7184 8337

International – Citigate Dewe Rogerson            North America – Abernathy MacGregor
Caroline Merrell or Jos Bieneman             Carina Davidson or Allyson Vento
caroline.merrell@citigatedr.co.uk            ccd@abmac.com
jos.bieneman@citigatedr.co.uk                 amv@abmac.com
+44 20 7638 9571                    +1 (212) 371 5999

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